MOTION MEDIA TECHNOLOGY LIMITED


                                  OEM AGREEMENT


THIS AGREEMENT is made between:

Motion Media Technology Limited of Horton Hall, Horton, Bristol BS37 6QN, England ("Motion Media") and Talk Visual Corporation with an office at 3550 Biscayne Blvd., Suite 704 , Miami, FL, 33137, USA ("Talk Visual Corporation") and shall be effective as of the date of second signature hereto.

WHEREAS Motion Media develops, manufactures and sells a range of video telephony and video conferencing products, including related software, and

WHEREAS Talk Visual Corporation desires to resell a rebranded variant of the mm225 videophone as supplied by Motion Media all in accordance with the terms of this Agreement.

NOW THEREFORE it is hereby agreed as follows:

1.       APPLICATION AND PRECEDENCE

Schedules I to III as attached hereto shall be considered incorporated into this Agreement.

Motion Media's Terms and Conditions of Sale shall apply to all purchases made by Talk Visual Corporation under this Agreement to the exclusion of any terms and conditions which may appear on any order or communication from Talk Visual Corporation. In the case of conflict between Motion Media's Terms and Conditions of Sale and the terms of this Agreement, the latter shall prevail. In the case of conflict between the terms in the body of this Agreement and anything in the Schedules, the latter shall prevail.

2.       PRODUCTS

The Motion Media product which forms the subject of this Agreement is a special variant of the mm225 videophone as described in Schedule 1, hereinafter called the Videophone.

Motion Media reserves the right at any time and from time to time to modify the Videophone without obligation or liability to Talk Visual Corporation provided that the modification does not in any way adversely affect performance or functionality of the product. Motion Media shall provide Talk Visual Corporation with prior notice of any significant modifications.

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Subject to the minimum term of this agreement arising from clause 5, and on giving Talk Visual Corporation 6 month's notice, Motion Media reserves the right at any time to discontinue the production of the Videophone.

3.       TERRITORY

Talk Visual Corporation's rights under this Agreement are non-exclusive and its resale rights are restricted to the Territory defined in Schedule II.

4.       REGULATORY APPROVALS

Talk Visual Corporation is solely responsible for obtaining any necessary regulatory or statutory approvals (e.g. in respect of electro-magnetic emissions or connection to the telecommunications system) required in the territory in which Talk Visual Corporation's products are to be supplied or used. On request, Motion Media will provide Talk Visual Corporation with a copy of any approval or 'sister' approval certificates which it may have obtained in respect of any product it supplies to Talk Visual Corporation hereunder.


5.       TERM OF AGREEMENT

This Agreement shall be effective as from the date of second signature hereto and shall continue thereafter unless terminated in accordance with clause 14 hereof or unless either party gives at least 6 months notice of termination to the other to take effect not before 18 months after the effective date.

6.       PRODUCT PRICE

The price to be paid by Talk Visual Corporation for the supply of Videophones shall be as set out in Schedule III. Motion Media reserves the right to review these prices should the exchange rate between the US Dollar and the UK Pound change by 5% or more.

7.       PLACEMENT OF ORDERS

On the commencement date of this Agreement Talk Visual Corporation shall deliver to Motion Media an order for 10,000 units of the Videophone for delivery no later than 1st June 2003. Within this order will be an irrevocable commitment to take delivery of the first 1,000 units by 1st June 2001.

Also on the commencement date of this Agreement Talk Visual Corporation will provide Motion Media with a rolling 12 month schedule of delivery requirements of which the first three months shall be committed orders and the remaining nine months shall be a best estimate. Thereafter by the 25th day of each month, Talk Visual Corporation shall reissue the 12 month schedule so there is always a three month fixed order in place, and a further 9 month forecast. The forecast shall represent Talk Visual Corporation's best estimate but shall be non-binding.

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All such orders shall comply with Motion Media's minimum shipping quantity set out in Schedule III.


8.       PAYMENT TERMS

Talk Visual Corporation shall pay for all product ordered from Motion Media in US Dollars. Payment shall be made by Letter of Credit.

9.       DELIVERY AND SHIPPING

Motion Media's product prices are ex-works (i.e. at Motion Media's premises or the premises of Motion Media's manufacturing sub-contractor). Talk Visual Corporation shall pay all onward carriage charges and all insurance charges and excise duties.

10.      WARRANTY

Motion Media warrants the Videophones supplied hereunder against defects in materials and workmanship for 15 months from the date of shipment by Motion Media or for 12 months from the date Talk Visual Corporation ships the Videophone to its customers, whichever is the shorter. Defective product must be returned carriage paid by Talk Visual Corporation and will be accepted by Motion Media only if identified by a returns authorisation number issued by Motion Media on request from Talk Visual Corporation and if Talk Visual Corporation conforms to Motion Media's product return procedures. Motion Media will, at its option, repair or replace a returned product found to be faulty.

This warranty does not apply if the product has been installed or used other than strictly in accordance with operating and other instructions issued by Motion Media, nor if it has been misused, accidentally or wilfully damaged, modified in any way or repaired by other than Motion Media or its authorised agent. In particular, it does not apply if the product has been connected to an incorrect voltage supply or has been used in a country where any necessary telecommunications connection approval has not been granted.

This warranty does not extend to any batteries in the product, nor to damage caused by leakage from batteries, nor to minor defects in any display screen. A minor defect shall mean one which exceeds a count of 9 as indicated within
Section 2.9 of the Toshiba specification number G980016-5894.

Talk Visual Corporation may not assign this warranty to any customer or other third party. Motion Media will not accept returns from anyone other than Talk Visual Corporation.

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Motion Media also warrants that the Videophone is Year 2000 Compliant in accordance with the definition within the British Standards Institute (BSI) committee BDD/1/-/3 DISC PD2000-1 Year 2000 Conformance Requirements Report.

The provisions of this clause 10 shall survive termination of this agreement.

11.      SUPPORT SERVICE AND SPARES

Motion Media will provide a telephone support service to assist Talk Visual Corporation, but not Talk Visual Corporation's customers, in resolving problems in installing or using products supplied hereunder. Such service shall be available from 10.00am to 5.00pm UK time, Monday to Friday, except for statutory UK public holidays.

Motion Media will provide Talk Visual Corporation with standard test procedures for the Videophone, to help Talk Visual Corporation to identify any failing Videophones.

Non-warranty Product Returns

In the event of defects outside the warranty period, Motion Media will use reasonable efforts to provide to Talk Visual Corporation, but not to any of Talk Visual Corporation's customers, a product repair or replacement service. If considered practicable by Motion Media, spare parts may also be made available.

Any such repair, replacement or spare part provision shall be subject to reasonable charges made by Motion Media. Where prices or charges have been identified at the date of this Agreement, they are included in Schedule III. Nevertheless, Motion Media reserves the right to vary such charges from time to time. All carriage, insurance and duty charges shall be paid by Talk Visual Corporation.

New versions of Videophone software

Motion Media may, from time to time, release new versions of the software that runs in the Videophone either to enhance the features of the Videophone, or to correct problems in the operation of the Videophone. Motion Media will inform Talk Visual Corporation upon the release of any such new version, explaining the purpose of such release, and provide a copy of the release in a format suitable for upgrading the Videophone. Talk Visual Corporation may at its own discretion and expense use this software to update any Videophones that it sees fit.

12.      INTELLECTUAL PROPERTY RIGHTS

All intellectual property rights, including patents, copyright, design rights (registered or unregistered) and chip topography rights, in the products supplied to Talk Visual Corporation hereunder shall remain with Motion Media or its supplier or licensor and no such right shall pass to Talk Visual Corporation. Talk Visual Corporation's only rights and licence are those expressly identified in this Agreement.

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Subject to the restrictions set out below Talk Visual Corporation is authorised to copy and distribute, but only with Talk Visual Corporation's products, documentation which Motion Media supplies with the Videophone. Such authorisation excludes any and all parts of the documentation which are marked with the notation "Confidential" or with similar notation. Talk Visual Corporation's right to copy and distribute extends to modifications, adaptations and translations made by Talk Visual Corporation of the supplied documentation, subject to Talk Visual Corporation holding Motion Media harmless against any third party claim relating to such modification, adaptation or translation.

All copies, whether in whole or in part and whether in original, modified, adapted or translated form, of the documentation supplied by Motion Media must include all copyright and other proprietary notices included in the supplied copy.

Motion Media warrants that all products and documents furnished under this agreement to Talk Visual Corporation by Motion Media, so far as it is aware, do not infringe any patent, copyright or intellectual property rights of any third parties.

13.      CONFIDENTIALITY

Neither party shall without the express written authorisation of the other, disclose to any other person or use in any way except in exercising its rights under this Agreement, any confidential information of the other. Upon termination of this Agreement, the receiving party shall return to the other all documents and materials containing such confidential information including all copies thereof. The provisions of this clause 13 shall survive termination of this Agreement for three years. The term "confidential information" shall include any and all data, specifications, designs, plans, know-how, computer programs, customer names and requirements and other technical or business information which is known to one party and is not generally known to the public.

14.      TERMINATION

Either party may give notice in writing to the other terminating this Agreement with immediate effect if the other is in material breach of any of its obligations hereunder and fails to remedy such breach within thirty (30) days of notice in writing requiring such remedy.

Either party may terminate this agreement by giving notice to the other forthwith if the other makes any composition with its creditors or has an administrative receiver appointed of any of its assets or if an order is made or a resolution is passed for its winding-up or an order is made for the appointment of an administrator or, being a natural person or partnership, becomes insolvent or enters into any arrangement with its creditors or has a bankruptcy petition presented against it or if it takes or suffers any action under any jurisdiction similar or analogous to any of the above.
Neither party shall be relieved or discharged from any obligations which accrued prior to such termination and termination hereof shall not prejudice the effect of any of the provisions of this Agreement that expressly or by implication come into or continue in effect on or following termination hereof.

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

15.      REPRESENTATION

Talk Visual Corporation acknowledges that in entering into this Agreement it has not relied on any documentation, statement or representation given or made by or on behalf of Motion Media other than Motion Media's documentation provided hereunder.

16.      FORCE MAJEURE

Neither party shall be in breach of its obligations under this Agreement or under any liability for any delay, loss or damage due to any cause beyond its reasonable control, including but not limited to acts of nature, Government intervention, strikes and lockouts and delays by suppliers.

17.      ASSIGNMENT

Talk Visual Corporation may not assign or transfer this Agreement or any rights or claims thereunder. Motion Media shall have the right to assign its rights under this Agreement or to sub-contract any of its duties thereunder.

18.      WAIVER

Failure by either party to exercise or enforce any rights hereunder shall not be or be deemed to be a waiver of any such right nor prevent enforcement thereof thereafter.

19.      SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions which shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

20.      NOTICES

Any notice to be given hereunder shall be given by personal delivery, post or facsimile transmissions to the address of the relevant party as set out in this Agreement or to such other address as a party may have notified the other in accordance herewith. Notice by facsimile transmission shall be confirmed by post. Notice shall be deemed to have been given when personally delivered, or on the third business day after posting, or on the next business day after facsimile transmission.

21.      LAW

This Agreement shall be governed and construed in accordance with the laws of England and the parties shall submit to the jurisdiction of the English courts.

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IN WITNESS WHEREOF the parties have executed this Agreement.

For Motion Media Technology Limited For Talk Visual Corporation Networks Ltd

 ..............................................signature       .........................................signature

 ..............................................name            .........................................name

 ..............................................title           .........................................title

 .............................................date             .........................................date



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                                    SCHEDULE I

                                 THE VIDEOPHONE

         The Videophone will be known as the XXX ( TBA) . This will be available in two version.

         a)       North American Market           Part No mm xxxxx

         b)       Israeli Market                  Part No mm yyyyyy

The Talk Visual Corporation variant of the mm225 will meet the specification as per Motion Media's brochure No MM/pro/99/00.10, with the exception that the Videophone does not support hands-free speaker phone operation or data sharing when in H.324 interoperation mode, and with the following components a) to f) changed:

         a) Polycarbonate display screen will have the Motion Media logo removed and replaced with the Talk Visual Corporation logo.


         b) Rear display label will have the Motion Media logo removed and replaced with the Talk Visual Corporation logo.

         c) The reference contained within the software to Motion Media's web site address will be deleted and replaced with the web site address of Talk Visual Corporation.

         d) The user guide will have both front and rear covers redesigned by Talk Visual Corporation. The text content will have, where applicable, the Motion Media detail removed and replaced with Talk Visual Corporation detail. All printing to be carried out by Motion Media.

         e) The warranty card for the North American market will be redesigned by Talk Visual Corporation. All printing to be carried out by Motion Media.

         f) The packaging will be a 'vanilla' box with separately applied labels detailing Talk Visual Corporation.


Note: The above changes (a-f) will be covered by a once only charge shown in
Schedule III.

Any future agreed changes to the Videophone will be subject to an additional charge.

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                                   SCHEDULE II

                                    TERRITORY

         OEM's territory under this agreement shall be:


         North America
         Israel


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                                  SCHEDULE III

                                     PRICES

         The unit cost of the Videophone and out of warranty repairs are detailed below:

         THE VIDEOPHONE

         First 1000 units                   $US XXXX per unit

         1001 to 5000 units                 $US XXXX per unit

         5001 to 10,000 units               $US XXX per unit


Minimum ship quantity 100 units. All orders to be shipped as a single drop.



OUT OF WARRANTY REPAIR COST

         All versions of mm225              $US XXX.00 per unit



ONCE OFF CHARGE FOR PRIVATE LABELLING       $US15,000
(as per Schedule 1)


Prices are ex-works, Bristol, England.

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